PGIM Investments LLC

655 Broad Street

Newark, New Jersey 07102

The Board of Trustees of The Prudential Series Fund

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waiver for The Prudential Series Fund

Dear Trustees:

PGIM Investments LLC (the "Manager") hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fee as more particularly described and set forth for the Portfolio of The Prudential Series Fund (the “Trust”), as listed on Exhibit A attached hereto.

Very truly yours,

PGIM Investments LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title:    Senior Vice President

Exhibit A

Effective March 1, 2020:

Global Portfolio: The Manager has contractually agreed to waive 0.0320% of its investment management fee through June 30, 2021.  In addition, the Manager has contractually agreed to waive 0.0003% of its investment management fee through June 30, 2021. In addition, the Manager has contractually agreed to waive 0.0040% of its investment management fee through June 30, 2021. These arrangements may not be terminated or modified prior to June 30, 2021 without the prior approval of the Trust’s Board of Trustees.